SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permittedby Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

CASEY’S GENERAL STORES, INC.

(Name of Registrant as Specified In Its Charter)

[NOT APPLICABLE]

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[Not Applicable]

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[Not Applicable]

August 5, 2005

To Our Shareholders:

The Annual Meeting of the shareholders of Casey’s General Stores, Inc. will be held at the Casey’s General Stores, Inc. Corporate Headquarters, One Convenience Blvd., Ankeny, Iowa, at 9:00 A.M., Iowa time, on Friday, September 16, 2005. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the election of directors to be considered by the shareholders at the meeting.

It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, we ask that you please sign, date and return the enclosed Proxy Card promptly. If you later find that you may be present for the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

Your copy of the Company’s Annual Report and Form 10-K for 2005 is also enclosed. Please read it carefully. It gives you a report on the Company’s operations for the fiscal year ended April 30, 2005.

We look forward to seeing you at the meeting and thank you for your continued interest in the Company.

Sincerely,

Ronald M. Lamb

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 16, 2005

To the Shareholders of Casey’s General Stores, Inc.:

The Annual Meeting of the shareholders of Casey’s General Stores, Inc., an Iowa corporation, will be held at the Casey’s General Stores, Inc. Corporate Headquarters, One Convenience Boulevard, Ankeny, Iowa, on Friday, September 16, 2005, at 9:00 A.M., Iowa time, for the following purposes:

1. To elect nine members to the Board of Directors to serve until the next ensuing Annual Meeting of shareholders or until their successors are elected and qualified; and

2. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business, July 22, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof. A list of such holders will be open for examination by any shareholder, at the Company’s Corporate Headquarters at the address described above, beginning two business days after the date hereof and continuing through the meeting.

By Order of the Board of Directors,

John G. Harmon

Senior Vice President and Secretary

August 5, 2005

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card or voting instruction card (either, the “proxy card”) are being mailed beginning on or about August 5, 2005, to each holder of record of the Common Stock, no par value (the “Common Stock”), of Casey’s General Stores, Inc. (the “Company”) at the close of business on July 22, 2005. Proxies in the form enclosed are solicited by the Board of Directors of the Company for use at the Annual Meeting of shareholders to be held at the Casey’s General Stores, Inc. Corporate Headquarters, One Convenience Boulevard, Ankeny, Iowa 50021, at 9:00 A.M., Iowa time, on Friday, September 16, 2005.

For participants in the Casey’s General Stores, Inc. Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full and fractional shares in the participant’s plan account, as well as other shares registered in the participant’s name. If the proxy card is properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the shareholder’s instructions. If no instructions are given, the proxy will be voted FOR the election as directors of the nominees named herein. A person giving a proxy may revoke it at any time before it is voted. Any shareholder attending the meeting may, on request, vote his or her own shares even though the shareholder has previously sent in a proxy card. Unless revoked, the shares of Common Stock represented by proxies will be voted on all matters to be acted upon at the meeting.

For participants in the Casey’s General Stores 401(k) Plan (the “KSOP”), the proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the proxy card is signed and returned. If proxy cards representing shares in the KSOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the KSOP.

The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. The Company may reimburse brokers and their nominees for their expenses in communicating with the persons for whom they hold shares of the Company.

SHARES OUTSTANDING

Holders of record of the Common Stock at the close of business on the record date, July 22, 2005, will be entitled to vote on all matters to be presented at the Annual Meeting. On the record date, 50,269,412 shares of Common Stock were outstanding. Each such share of Common Stock will be entitled to one vote on all matters.

The following table contains information with respect to each person, including any group, known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of the dates indicated in the footnotes following the table. Except as otherwise indicated, the persons listed in the table have the voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Delaware Charter Guarantee & Trust Company 1013 Centre Road Wilmington, DE 19805	2,484,401	(1)	5.0%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,517,300	(2)	9.0%

Mac-Per-Wolf Company 310 S. Michigan Avenue Suite 2600 Chicago, IL 60604	2,894,400	(3)	5.8%

(1)	Based on Amendment No. 1 to the Schedule 13G filed by Delaware Charter Guarantee & Trust Company as the Trustee of the KSOP, dated February 4, 2005. Under the trust agreement creating the KSOP, the shares of Common Stock held by the Trustee are voted by the Trustee in accordance with the participants’ directions or, if no directions are received, in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions. The trust agreement also contains provisions regarding the allocation of shares to participants, the vesting of plan benefits and the disposition of shares. The amount shown includes shares voted by the Trustee in accordance with the instructions of the Company’s executive officers. See “Beneficial Ownership of Shares of Common Stock by Directors and Executive Officers” on p. 7 herein.
(2)	Based on Amendment No. 8 to the Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment advisor, with the Securities and Exchange Commission (the “SEC”), dated February 15, 2005. Such information indicates that Price Associates had sole voting power over 1,177,200 shares and sole dispositive power over 4,517,300 shares.
(3)	Based on Amendment No. 2 to the Schedule 13G filed with the SEC by the Mac-Per-Wolf Company (“Perkins”), a holding company filing on behalf of its two subsidiaries, PWMCO, LLC (a registered broker dealer and a registered investment advisor) and Perkins, Wolf, McDonnell and Company, LLC (a registered investment advisor), dated January 31, 2005. Such information indicates that Perkins had sole voting and dispositive power over 2,894,400 shares.

VOTING PROCEDURES

Under Iowa corporate law and the Amended and Restated Bylaws, as amended, of the Company (the “Bylaws”), the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the 2005 Annual Meeting.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. For purposes of determining the number of votes cast, all votes cast “for” or to “withhold authority” are included. Abstentions and any “broker non-votes,” which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of votes cast.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine persons. Under the Restatement of the Restated and Amended Articles of Incorporation (the “Restated Articles”), the Board of Directors may consist of up to nine persons, and individuals may be elected by the Board to fill any vacancies or to occupy any new directorships, with such individual serving in each case until the next annual meeting of shareholders and until a successor is duly elected and qualified.

On June 7, 2005, the Board of Directors accepted the recommendation of the Nominating Committee that the nine individuals named below be designated as nominees for election as directors of the Company at the 2005 Annual Meeting of shareholders. All nominees are currently directors of the Company and all have been previously elected by the shareholders. Directors are elected to hold office until the next annual election and, in each case, until their respective successors are duly elected and qualified.

Additional information regarding each of these nominees is set forth below. The number of shares of Common Stock of the Company beneficially owned by each of the nominees as of July 22, 2005 is set forth on pages 7 and 8. Except as may be otherwise expressly stated, all nominees for directors have been employed in the capacities indicated for more than five years.

It is intended that all proxies in the accompanying form, unless contrary instructions are given thereon, will be voted for the election of all the persons designated by the Board of Directors as nominees. In case any of the nominees is unavailable for election, an event which is not anticipated, the enclosed proxy may be voted for the election of a substitute nominee.

The Board of Directors recommends a vote FOR election of the following nominees as directors of the Company:

Ronald M. Lamb, 69, Chief Executive Officer of the Company. Mr. Lamb served as a Vice President of the Company from 1976 until 1987 when he was elected Chief Operating Officer. He served as President and Chief Operating Officer of the Company from September 1988 until May 1, 1998, and as President and Chief Executive Officer from then until May 1, 2004. Mr. Lamb has been a director of the Company since 1981.

John G. Harmon, 51, Senior Vice President and Secretary of the Company. Mr. Harmon has been associated with the Company since 1976 and served as Corporate Secretary from 1987 until his appointment in 1998 to the position of Secretary/Treasurer. He was appointed to his current position on May 1, 2004. He has been a director of the Company since 1987.

Donald F. Lamberti, 67, former Chairman of the Executive Committee. Mr. Lamberti co-founded the Company in 1967 and served as its President from 1975 to 1988, when he assumed the position of Chief Executive Officer. He served as Chairman of the Executive Committee from 1998 until his retirement on April 30, 2003. Mr. Lamberti, a director of the Company since 1967, also serves on the Board of Managers of National By-Products, LLC, on the Board of Directors of the Greater Des Moines Community Foundation and as a member of the Board of Trustees of Buena Vista University.

John R. Fitzgibbon, 83, consultant and former Vice Chairman and Chief Executive Officer of First Group Companies and former Chief Executive Officer of Iowa-Des Moines National Bank (currently Wells Fargo Bank, N.A.). Mr. Fitzgibbon, a director of the Company since 1983, also serves as a member of the Iowa State University Research Park Board and as Chairman of the Des Moines International Airport Board.

Jack P. Taylor, 58, Chairman and Chief Executive Officer of Taylor Construction Group (formerly known as Taylor Ball), a general construction contractor. Mr. Taylor served as President of Taylor Ball from 1983 to 1992, when he assumed his present position. Mr. Taylor has been a director of the Company since 1993.

Kenneth H. Haynie, 72, of counsel to the Des Moines, Iowa law firm of Ahlers & Cooney, P.C. Mr. Haynie was a shareholder in the law firm until his retirement on December 31, 2002. He has served as a director of the Company since 1987.

Patricia Clare Sullivan, 77, former President and CEO (1977-1993), President of External Affairs (1993-1995) of Mercy Health Center of Central Iowa, Des Moines, Iowa. Ms. Sullivan has served as a director of the Company since 1996.

Johnny Danos, 65, President of the Greater Des Moines Community Foundation, a charitable public foundation dedicated to improving the quality of life in Greater Des Moines. Mr. Danos was employed by KPMG LLP (and its predecessor firms) for over 30 years, and retired as the managing partner of its Des Moines office in 1995. He has been a director of the Company since March 2, 2004.

William C. Kimball, 57, retired Chairman and Chief Executive Officer of Medicap Pharmacy, Inc., a national franchisor of community retail pharmacies. Mr. Kimball also serves as a member of the Board of Directors of Principal Mutual Funds and as Past Chair of the Board of Trustees of William Penn University. Mr. Kimball has been a director of the Company since March 2, 2004.

GOVERNANCE OF THE COMPANY

In accordance with applicable Iowa law, the business and affairs of the Company are managed under the direction of the Board of Directors. The Board of Directors held four meetings during the fiscal year ended April 30, 2005, and each member of the Board of Directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which the member served. At intervals between formal meetings, members of the Board are provided with various items of information regarding the Company’s operations and are frequently consulted on an informal basis with respect to pending business. It is the Company’s policy that each member of the Board of Directors attend each annual shareholder meeting. All of the members of the Board of Directors attended last year’s Annual Meeting of shareholders.

The Board of Directors has made an affirmative determination that Messrs. Fitzgibbon, Taylor, Haynie, Danos and Kimball and Ms. Sullivan are “independent” directors, as that term is defined in Nasdaq Rule 4200(a)(15). As such, a majority of the Board of Directors is considered “independent” as so defined.

Board Committees

The Bylaws of the Company establish four standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. In addition, the Bylaws authorize the Board of Directors to establish other committees for selected purposes.

The Executive Committee, presently consisting of Messrs. Lamb (Chair), Fitzgibbon and Haynie, is authorized, within certain limitations set forth in the Bylaws, to exercise the power and authority of the Board of Directors between meetings of the full Board. The Committee met once during the fiscal year ended April 30, 2005.

The Audit Committee presently consists of Messrs. Danos (Chair), Fitzgibbon, Taylor, and Kimball and Ms. Sullivan, all of whom are “independent” under the criteria established by the SEC and Nasdaq. The Board of Directors has approved the designation of Mr. Danos as an “audit committee financial expert” as defined under Item 401(h) of SEC Regulation S-K.

The Audit Committee performs the duties set forth in its written Charter (which is available on the Company’s website—www.caseys.com). Under its Charter, the Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the independent public accounting firm it retains to audit the Company’s books and records. The Audit Committee regularly reports to the Board on the audit and the non-audit activities of the auditors, approves all audit engagement fees and pre-approves any non-audit engagement and compensation of the independent auditors.

The Audit Committee has established a regular schedule of meetings to be held five times each year with financial management personnel, internal accounting and auditing staff and the independent auditor. During these meetings, the Committee also meets separately in executive sessions with the internal auditing staff and the independent auditor. The Committee met five times during the fiscal year ended April 30, 2005.

The Compensation Committee presently consists of Messrs. Fitzgibbon (Chair), Taylor, Danos, Kimball and Ms. Sullivan, all of whom are “independent” under the criteria established by the SEC and Nasdaq. The Compensation Committee annually reviews the performance of the Chief Executive Officer and reviews management’s evaluation of the performance of the Company’s senior officers and their compensation arrangements, and makes recommendations to the Board of Directors concerning the compensation of the Chief Executive Officer and the Company’s senior officers. As set forth in its written Charter (which is available on the Company’s website—www.caseys.com), the Committee has authority to retain and terminate executive compensation consulting firms to advise the Committee. The Committee met four times during the fiscal year ended April 30, 2005.

The Nominating Committee presently consists of Ms. Sullivan (Chair) and Messrs. Taylor, Fitzgibbon, Danos and Kimball, all of whom are “independent” under the criteria established by the SEC and Nasdaq. The Nominating Committee generally reviews the qualifications of candidates proposed for nomination to the Board of Directors, recommends to the Board candidates for election at the Annual Meeting of shareholders, and performs the other duties set forth in its written Charter (which is available on the Company’s website—www.caseys.com). The Committee met once during the fiscal year ended April 30, 2005.

The Nominating Committee will consider nominees recommended by shareholders if they are submitted in accordance with the Bylaws. Briefly, the Bylaws contain advance notice procedures relating to shareholder nominations of directors and other business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors. Under the Bylaws, in order for a shareholder to nominate a director candidate for election at an annual meeting of shareholders, the shareholder must deliver written notice thereof to the Secretary of the Company at least 90 days prior to the one-year anniversary date of the date of the immediately preceding annual meeting of shareholders. In the case of shareholder nominations to be considered at the 2006 Annual Meeting, therefore, such notice must be received by the Secretary by no later than June 16, 2006. The notice must set forth certain information concerning such shareholder and the shareholder’s nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board of Directors, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. A copy of the Bylaws may be obtained by request addressed to John G. Harmon, Senior Vice President and Secretary, Casey’s General Stores, Inc., P.O. Box 3001, Ankeny, Iowa 50021.

The Nominating Committee’s Charter sets forth, among other things, the minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee, and the specific qualities or skills that the Nominating Committee believes are necessary for one or more of the Company’s directors to possess. In considering individuals for nomination as directors, the Nominating Committee typically solicits recommendations from the current directors and is authorized to engage search firms to assist in the process.

COMPENSATION OF DIRECTORS

Retainers and Attendance Fees. Directors who are also employees of the Company receive no compensation in their capacities as directors. During the fiscal year ended April 30, 2005, each non-employee director was paid an annual cash retainer fee of $20,000 (which has been increased to $22,500 as of May 1, 2005); a fee of $1,000 for attendance at each meeting of the shareholders, Board of Directors or committee of the Board; a fee of $1,000 for attendance at a seminar relating to Board or committee service, if attended; and a fee of $2,500 (increased to $3,500 as of May 1, 2005) for the Chair of each of the Nominating, Audit and Compensation Committees of the Board.

Director Stock Plan. Under the Non-Employee Directors’ Stock Option Plan approved by the shareholders at the 1995 Annual Meeting (the “Director Stock Plan”), each Eligible Non-Employee Director (defined in the Director Stock Plan as any person who is serving as a non-employee director of the Company on the last day of a fiscal year) annually receives an option to purchase 2,000 shares of Common Stock. The exercise price of all options awarded under the Director Stock Plan is the average of the last reported sale prices of shares of Common Stock on the last trading day of each of the 12 months preceding the award of the option. The term of such options is ten years from the date of grant, and each option is exercisable immediately upon grant. The aggregate number of shares of Common Stock that may be granted pursuant to the Director Stock Plan may not exceed 200,000 shares, subject to adjustment to reflect any future stock dividends, stock splits or other relevant capitalization changes. In accordance with the terms of the Director Stock Plan, Messrs. Fitzgibbon, Haynie, Taylor, Danos, Kimball, Lamberti and Ms. Sullivan each received an option on May 1, 2004 to purchase 2,000 shares of Common Stock at an exercise price of $15.80 per share.

Other Benefits. The Company pays the premiums on a directors’ and officers’ liability insurance policy insuring all directors. Non-employee directors also are provided coverage under the Company’s group life insurance plan, with individual coverages of $50,000 each.

Certain Relationships and Related Transactions

Mr. Haynie is of counsel to Ahlers & Cooney, P.C., a law firm in Des Moines, Iowa. He retired from employment and share ownership in the law firm on December 31, 2002 and retains no interest in its earnings. The Company retained this law firm during fiscal 2005 for legal services and expects to retain such firm in the current fiscal year.

At one store location in Des Moines, Iowa, the Company owns the building and currently leases the land from a trust created by Mr. Lamberti’s mother. The Company’s lease is for a term of 15 years and provides for a fixed monthly rental payment of $1,300 and payment of an amount equal to 1% of sales by the store. The amounts paid by the Company under the lease during the past three fiscal years were $38,961 in fiscal 2003, $40,864 in fiscal 2004 and $45,406 in fiscal 2005. The Company does not intend to lease additional store sites or buildings from affiliated persons.

Adjacent to the above store location is an approximately 18-acre largely underdeveloped tract that served as the location of the Company’s headquarters until 1990. The property and buildings located there are owned by a general partnership consisting of the Company (50% interest), Mr. Lamberti (25% interest) and Walter J. Carlson (25% interest), a former director and officer of the Company. The Company leased this property from the partnership until 1995, but then discontinued the payment of rent on the same. The Company has continued to pay the real estate taxes and utilities on a portion of the property without any formal arrangement with the other two partners, equal in amounts to $47,511 in fiscal 2003, $42,404 in fiscal 2004 and $44,739 in fiscal 2005. The property has been listed for sale and the Audit Committee is attempting through such a sale to terminate and dispose of the Company’s interests in the partnership and the property.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of July 22, 2005, the beneficial ownership of shares of the Company’s Common Stock, the only class of capital stock outstanding, by the current directors of the Company, the executive officers named in the Summary Compensation Table herein, and all current directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have the voting and investment powers with respect to the shares indicated.

Name of Beneficial Owner	Direct Ownership		Shares Subject to Options(1)	KSOP Shares(2)	Total Amount and Nature of Beneficial Ownership(3)	Percent of Class
Ronald M. Lamb	909,470		30,000	—	939,470	1.87%
John G. Harmon	–0–		40,000	118,571	158,571	*
Donald F. Lamberti	2,481,279		4,000	—	2,485,279	4.94%
John R. Fitzgibbon	139,220	(4)	20,000	—	159,220	*
Kenneth H. Haynie	46,662	(5)	20,000	—	66,662	*
Jack P. Taylor	24,000		20,000	—	44,000	*
Patricia Clare Sullivan	3,250		16,000	—	19,250	*
Johnny Danos	7,175		4,000	—	11,175	*
William C. Kimball	2,410	(6)	4,000	—	6,410	*
Robert J. Myers	8,000		50,000	6,606	64,606	*
Terry W. Handley	–0–		48,000	8,913	56,913	*
William J. Walljasper	–0–		33,000	4,105	37,105	*
All current executive officers and directors as a group (12 persons)	3,621,466		289,000	138,195	4,048,661	8.05%

*	Less than 1%
(1)	Consisting of shares (which are included in the totals) that are subject to acquisition through the exercise of stock options granted under the 2000 Stock Option Plan or the Director Stock Plan, but which cannot be presently voted by the executive officers or non-employee directors holding the options. See “ELECTION OF DIRECTORS—Compensation of Directors” and “EXECUTIVE COMPENSATION—Option Grants and Exercises” herein.
(2)	The amounts shown (which are included in the totals) consist of shares allocated to the named executive officers’ accounts in the KSOP as of April 30, 2005 (the most recent allocation made by the Trustee of the KSOP) over which the officer exercises voting power. See Footnote 1 to the table set forth under the heading “SHARES OUTSTANDING” herein.
(3)	Except as otherwise indicated, the amounts shown are the aggregate numbers of shares attributable to the shareholders’ direct ownership of shares, shares subject to the exercise of options, and KSOP shares.
(4)	The amount shown includes an aggregate of 43,220 shares held by a family trust and affiliated businesses of Mr. Fitzgibbon.

(5)	The amount shown includes 2,000 shares held by a family trust for which Mr. Haynie acts as trustee.
(6)	The amount shown includes 410 shares held by the spouse of Mr. Kimball.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), requires the Company’s officers, directors and owners of more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership with the SEC, and also to furnish the Company with a copy of all such reports that they file. Based solely upon a review of the copies of the reports furnished to the Company, all such reporting persons complied with such reporting obligations during the fiscal year ended April 30, 2005, except Mr. Walljasper’s initial report on Form 3 was filed late and Messrs. Fitzgibbon, Lamberti and Haynie each made one late filing on Form 4 in respect of the grant or exercise of an option under the Director Option Plan.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of the five independent non-employee directors whose names are listed at the end of this report. The Committee operates under a Charter approved by the Board of Directors and is responsible for reviewing management’s evaluation of the performance of the Company’s officers and recommending to the Board of Directors the annual salary and bonus arrangements for the Company’s chief executive officer, the executive officers named in the Summary Compensation Table and the Vice Presidents. The Committee also administers the 2000 Stock Option Plan (the “Option Plan”).

The Committee’s executive compensation policies are designed to attract, motivate and retain executives who will contribute to the long-term success of the Company, and to reward executives for achieving both short-term and long-term strategic goals of the Company. The Committee also believes it is important to align the interests of the executives with those of shareholders. In order to achieve these objectives, compensation for executive officers is linked directly to the Company’s financial performance as well as the attainment of each executive officer’s individual performance goals.

Executive Officer Compensation

The Company’s executive compensation program has four components: base salary, short-term incentive (bonus) compensation, long-term incentive (stock options) compensation and benefits. The Committee retains a nationally recognized independent compensation consulting firm, which is accountable directly to the Committee, to provide periodic guidance regarding competitive executive compensation practices and compensation levels.

Base Salary. Base salaries for executive officers of the Company are determined primarily on the basis of each executive officer’s experience, performance and responsibilities. Comparative peer data provided by an executive compensation consulting firm also is considered. Individual salaries are reviewed annually. The base salary of Messrs. Lamb and Harmon is set forth in their employment agreements with the Company and may be adjusted during the terms thereof with the consent of the individual officer.

Annual Incentive Payments. The Company’s executive officers (as well as its Vice Presidents) annually participate in an incentive compensation bonus pool approved by the Committee. All bonus awards are paid in respect of the Company’s performance during the preceding fiscal year. In fiscal 2005, no bonus payments were made to the executive officers because the Company did not achieve the specific performance targets in earnings per share and return on invested capital established for that year by the Committee. The Committee has approved a similar bonus pool for the 2006 fiscal year, under which bonus payments may be made if the Company achieves specific performance targets in earnings per share and return on invested capital. The amount of the bonus award generally will increase as earnings per share and return on invested capital increases above the levels specified by the Committee. The purpose of the bonus award is to reward superior performance by the Company’s executive officers that has resulted in the Company achieving certain financial performance levels in terms of earnings per share and return on invested capital.

The Committee believes that it is important for the executive officers to function as a cohesive team, and therefore establishes the performance targets on the basis of the Company’s performance as a whole and not with a focus on individual or divisional areas of responsibility.

Stock Options. Stock options may be granted to executive officers and other key employees of the Company under the terms of the Option Plan. The size of an individual’s stock option award is based primarily on individual performance and the individual’s responsibilities and position with the Company. The Option Plan is designed to assist the Company in attracting, retaining and motivating executive officers and other key employees, and to align the interests of the executive officers and other key employees with those of the Company’s shareholders. The stock options are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. No options were awarded during the 2005 fiscal year, as it has been the Committee’s practice generally to award options to key Company employees in every other year. Stock options were awarded to the executive officers (except Mr. Lamb, who declined to accept any grant of options) and other key employees in July 2005. These awards were subject to a five-year vesting restriction and may not be exercised during that initial five-year period. Pursuant to the Option Plan, executives are required to enter into standard option plan agreements which reflect the specific terms of the Stock Option and terms of forfeiture should the executive leave the employment of the Company.

Additional Compensation and Benefits. The Company’s compensation of executive officers includes certain other benefits. Each executive officer is entitled to receive additional compensation in the form of payments, allocations, or accruals under various benefit plans, consisting primarily of health, disability and life insurance coverages, contributions to the KSOP, and use of a Company-owned automobile. The Committee believes that these benefits are an integral part of the overall compensation program of the Company.

Chief Executive Officer. Mr. Lamb’s compensation for the fiscal year ended April 30, 2005 was determined in accordance with the above policies and in light of his employment agreement with the Company. Mr. Lamb did not earn a bonus award for the fiscal year ended April 30, 2005 because the Company did not achieve the specified financial performance targets established by the Committee for the 2005 fiscal year.

Other. The Committee periodically reviews the terms of the employment agreements with the executive officers and from time to time considers modifications to the same. The Committee also is aware of the statutory limitations placed on the deductibility of compensation in excess of $1 million which is earned by an executive officer in any year, and continues to monitor developments in this area.

COMPENSATION COMMITTEE

John R. Fitzgibbon, Chair

Jack P. Taylor

Patricia Clare Sullivan

Johnny Danos

William C. Kimball

EXECUTIVE OFFICERS AND THEIR COMPENSATION

The Company currently has five executive officers and twelve other officers. The executive officers are as follows:

Name	Current Office held	First Became Executive Officer	Age
Ronald M. Lamb	Chief Executive Officer	1976	69

Robert J. Myers	President and Chief Operating Officer	1999	58

John G. Harmon	Senior Vice President and Secretary	1987	51

Terry W. Handley	Senior Vice President	2002	45

William J. Walljasper	Vice President and Chief Financial Officer	2004	41

Each of the executive officers has served the Company in various executive or administrative positions for at least the last five years.

The following table sets forth certain information concerning the compensation paid during the last three fiscal years to the chief executive officer and the four other most highly compensated executive officers of the Company as of April 30, 2005 whose compensation (based on the total of the amounts required to be shown in the salary and bonus columns of such table) exceeded $100,000.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Ronald M. Lamb
Chief Executive Officer	2005	700,000	–0–	124,920	–0–	–0–
	2004	687,500	–0–	—	10,000	–0–
	2003	550,000	341,000	—	–0–	–0–
Robert J. Myers
President and Chief Operating Officer	2005	265,000	–0–	—	–0–	8,320
	2004	260,683	–0–	—	10,000	6,507
	2003	180,833	57,350	—	–0–	6,697
John G. Harmon
Senior Vice President and Secretary	2005	260,000	–0–	—	–0–	–0–
	2004	248,333	–0–	197,485	10,000	–0–
	2003	228,333	142,600	—	–0–	–0–
Terry W. Handley
Senior Vice President	2005	200,000	–0–	32,513	–0–	7,110
	2004	169,711	–0–	—	10,000	6,683
	2003	150,833	95,139	—	–0–	5,851
William J. Walljasper
Vice President and Chief Financial Officer	2005	165,000	–0–	39,962	–0–	4,528
	2004	130,570	–0–	56,869	10,000	4,801
	2003	108,333	61,380	4,901	–0–	4,245

(1)	The amounts shown were earned in the year indicated but are paid in the following year.
(2)

The amounts shown for each named executive officer is the amount, if any, resulting from the officer’s exercise of stock options and sale of shares acquired thereby. The Company provides the named executive officers with certain perquisites consisting of the use of a Company-owned automobile and Company-paid long-term disability and group life insurance coverages. Messrs. Lamb and Harmon also receive Company-paid medical insurance coverage, and the Company pays a country club membership that is held in the name of Mr. Myers. The value of these perquisites or other personal benefits did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus for any named executive officer.

(3)	The amount shown for each named executive officer is the total of the Company’s matching contributions to the KSOP, in which all employees are eligible to participate.

Option Grants and Exercises

No option grants were made to the executive officers named in the Summary Compensation Table under the Option Plan during the fiscal year ended April 30, 2005. The following table summarizes the value of the options held by such persons at April 30, 2005.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Year-End	Value of Unexercised In-the-Money Options at Year-End
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable (#) (in shares)	Exercisable/ Unexercisable (in dollars)(2)
Ronald M. Lamb	20,000	124,920	20,000/10,000	70,825/28,000
John G. Harmon	–0–	–0–	20,000/10,000	70,825/28,000
Robert J. Myers	–0–	–0–	36,000/10,000	165,655/28,000
Terry W. Handley	4,000	32,513	28,000/10,000	114,865/28,000
William J. Walljasper	7,000	39,962	13,000/10,000	34,845/28,000

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.
(2)	Calculated on the basis of a stock price of $16.88 per share, which was the last reported sales price of shares of Common Stock reported on the Nasdaq National Market System on April 30, 2005, minus the exercise price.

Employment, Change of Control and Retirement Arrangements

Employment Contracts. The Company entered into amended and restated employment agreements with each of Messrs. Lamberti, Lamb and Harmon in October 1997. Mr. Lamberti retired from employment with the Company on April 30, 2003, and currently is receiving the retirement benefits described below as set forth in his employment agreement. The agreement with Mr. Lamb is for a term of five years with automatic renewal terms of three years. The agreement with Mr. Harmon was amended as of July 8, 2004 and now expires in August 2007. The term of employment for Mr. Harmon would be extended for a three year period in the event of a “change of control” (as defined in the agreement) of the Company.

Each of the agreements with the foregoing executive officers continues their levels of responsibility on an equivalent basis to the duties performed by each of them prior to the effective date of the agreement. Under his agreement, Mr. Lamb currently receives compensation exclusive of bonuses at the rate of $700,000 per year, and Mr. Harmon receives compensation exclusive of bonuses at the rate of $285,000 per year. In each case, such compensation is subject to adjustment as the Company and the officer mutually shall agree. In addition, each officer receives Company-paid medical, long-term disability and group life insurance coverages and all other benefits generally provided by the Company to its employees and officers.

In each case, the officer’s employment may be terminated as a result of death, disability, cause or “good reason,” both before or following any change in control of the Company. For this purpose, good reason is generally defined as a diminution in compensation or level of responsibility, forced relocation to another area, or the failure to continue employment upon the stated terms and conditions.

Under the agreements, the death of Mr. Lamb would obligate the Company to pay his surviving spouse the officer’s salary for a period of 24 months, after which the spouse would receive monthly benefits equal to one-half of the officer’s retirement benefits for a period of 20 years or until the spouse’s death, whichever occurs first. A similar obligation would arise in the event of the death of Mr. Harmon, except that the period during which full salary would be paid would be 12 rather than 24 months. In the event Mr. Lamb becomes disabled, he would be entitled to disability benefits equal to one-half of his then-current salary until he is no longer disabled or until his death, whichever occurs first. In the event he recovers from his disability, Mr. Lamb would be eligible to receive retirement benefits thereafter until death as described below. Mr. Harmon is not entitled to receive any disability payments under his agreement with the Company.

In the event of termination for cause (or other than for good reason), each of the officers is entitled to receive his salary to the date of termination. In the event an officer terminates employment for good reason or for any termination other than for cause, the Company would be obligated to pay such officer (i) his salary through the date of termination, (ii) a pro-rata portion of the highest annual bonus received during the three previous fiscal years, if any, (iii) a payment equal to 2.0 times the sum of the officer’s salary and the foregoing bonus amount and (iv) all compensation previously deferred. Certain employee benefits also would be continued for a two-year period following the date of termination. If an officer terminates employment for good reason or is terminated for any reason other than for cause within three years following a change of control, the Company would be obligated to pay such officer as it would for a “good reason” termination described above, except that the multiple would be 3.0 times the sum of the officer’s salary and highest recent bonus rather than 2.0 times. Similarly, certain employee benefits also would be continued for a three-year period following the date of termination. In the event of such a termination, the Company would be obligated to reduce the payment amount to the maximum deductible amount permitted under the golden parachute tax provisions and Section 162(m) of the Internal Revenue Code of 1986.

Retirement Arrangements. In connection with the approval of the 1997 employment agreements, the Board of Directors adopted a Non-Qualified Supplemental Executive Retirement Plan (“SERP”) for Messrs. Lamberti, Lamb and Harmon. The SERP provides for the payment of an annual retirement benefit to the officer for the earlier of a period of 20 years or until his death, after which such benefits shall be paid to the officer’s spouse for a period ending on the 20th anniversary of the officer’s retirement or the spouse’s death, whichever occurs first. In the case of Mr. Lamb, optional retirement is permitted upon his reaching age 59 (which he has met), following which such officer would be entitled to receive an annual retirement benefit equal to one-half of his then-current salary. With his retirement on April 30, 2003, Mr. Lamberti currently is receiving retirement benefits under the SERP equal in amount to $275,000 per year. Mr. Lamberti also receives Company-paid medical insurance coverage. In the case of Mr. Harmon, optional retirement is available upon reaching age 55. In such event, the retirement benefits available to Mr. Harmon would be equal to one-fourth of his then-current salary, increasing by 5% of his salary for each additional year of employment until he reaches age 60.

The Board of Directors also approved the execution of a trust agreement with UMB Bank, n.a. for the purpose of creating a trust to secure its obligations under the SERP in the event of a change of control of the Company. In such event, the trust would be funded in an amount equal to the maximum amount payable to the officers under the SERP, either in cash or pursuant to an irrevocable letter of credit established by the Company for that purpose. Payment of the retirement benefits to the officers thereafter would be made by the trustee from the trust funds, at the times and in the amounts provided in the SERP.

Change of Control Agreements. In addition to the agreements with Messrs. Lamberti, Lamb and Harmon, the Company has entered into “change of control” employment agreements with the 12 current Vice Presidents.

The purpose of these agreements is to encourage such individuals to carry out their duties in the event of a possible change of control of the Company. Under the terms of these agreements, the individuals may become entitled to receive certain payments upon their termination of employment or if their job duties or compensation and benefits are substantially reduced within two years following a change of control of the Company. The maximum amount payable is three times the sum of the individual’s salary and the highest annual bonus received by such individual during the two preceding years. In addition, the agreements provide for the continuation of certain benefits for up to two years after termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of April 30, 2005, consisting of the Option Plan and the Director Stock Plan. Both of such plans have been approved by the shareholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	908,400	$13.20	888,664
Equity compensation plans not approved by security holders	None	None	None
Total	908,400	$13.20	888,664

COMPARATIVE STOCK PERFORMANCE

The following Performance Graph compares the cumulative total shareholder return on the Company’s Common Stock for the last five fiscal years with the cumulative total return of (i) the Russell 2000 Index and (ii) a peer group index based on the common stock of 7-Eleven, Inc. and The Pantry, Inc. A third convenience store company, Uni-Marts, Inc., has been removed from the peer group because it was acquired in July 2004 and is no longer a publicly traded company. The cumulative total shareholder return computations set forth in the Performance Graph assume the investment of $100 in the Company’s Common Stock and each index on April 30, 2000, and reinvestment of all dividends. The total shareholder returns shown are not intended to be indicative of future returns.

	Casey’s	Russell 2000	Peer Group
4/30/2000	100.00	100.00	100.00
4/30/2001	103.88	97.14	54.92
4/30/2002	112.90	103.63	48.34
4/30/2003	113.24	82.11	49.47
4/30/2004	146.08	116.61	95.20
4/30/2005	150.30	129.53	141.17

The above Performance Graph and related disclosure, as well as the Reports of the Compensation Committee (set forth on pages 8 through 9 hereof) and the Audit Committee (set forth on page 15 hereof) shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates under a Charter approved by the Board of Directors. All members of the Audit Committee are “independent”, as defined by the Securities and Exchange Commission as well as the applicable Nasdaq listing standards.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The auditor’s independence from the Company and its management also was discussed, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2005.

AUDIT COMMITTEE

Johnny Danos, Chair

John R. Fitzgibbon

Patricia Clare Sullivan

Jack P. Taylor

William C. Kimball

Selection of Auditor

KPMG LLP was engaged by the Company to serve as its auditors for fiscal 2005. Representatives of KPMG LLP will be in attendance at the Annual Meeting to be held on September 16, 2005, and will be available to respond to appropriate questions and may make a statement if they so desire.

Independent Auditor Fees

The following table sets forth the aggregate fees billed to the Company and subsidiaries for the last two fiscal years ended April 30, 2004 and April 30, 2005 by the Company’s independent auditor, KPMG LLP:

	2004		2005
Audit Fees (a)	$94,100		$281,930	(e)
Audit-Related (b)	16,800		9,700
Tax Fees (c)	59,875		31,075
All Other Fees	526,620	(d)	1,395

	$697,395		$324,100

(a)	Includes fees for review of Securities and Exchange Commission filings.
(b)	Fees for audits of employee benefit plans.
(c)	Fees for tax return preparation and tax consulting.
(d)	Consisting of a payment made to KPMG LLP in August 2003 under an April 14, 2001 engagement letter, under which KPMG LLP was to receive 35% of any potential refund derived by the Company from a sales and use tax refund claim filed with the Missouri Department of Revenue (“MDR”). The services were largely performed in 2001 and 2002, and the matter was resolved by settlement agreement in late December 2002. As part of the settlement, MDR dropped the penalty assessment it had separately asserted and the Company agreed to use its 65% share of the refund amount to provide free or discounted fountain drinks to its customers. The Company has no other pending contingency fee agreements with KPMG LLP or other auditing firms with respect to any non-audit services.
(e)	Includes $143,010 for internal controls attestation required under Section 404 of Sarbanes Oxley Act of 2002.

The Audit Committee has advised the Company that it has determined the non-audit services rendered by KPMG LLP during the Company’s most recent year are compatible with maintaining the independence of the auditors.

Prior to the issuance of its audit report, KPMG LLP communicated (i) its responsibility under existing standards generally accepted in the United States of America; (ii) all critical accounting policies and practices used by the Company; and (iii) other significant written communication between KPMG LLP and management of the Company.

ANNUAL REPORTS

The Company’s 2005 Annual Report, including consolidated financial statements, is being mailed to shareholders with this Proxy Statement, but does not form a part of the material for the solicitation of proxies. The Company will provide without charge to each shareholder, on written request, a copy of the Company’s Annual Report on Form 10-K for the year 2005, including the consolidated financial statements and schedules thereto, filed with the Securities and Exchange Commission. If a shareholder requests copies of any exhibits to such Form 10-K, the Company may require the payment of a fee covering its reasonable expenses. A written request should be addressed to the Senior Vice President and Secretary, Casey’s General Stores, Inc., One Convenience Blvd., Ankeny, Iowa 50021-0845.

SHAREHOLDER COMMUNICATIONS

It is the general policy of the Board that management speaks for the Company. To the extent shareholders would like to communicate with a Company representative, they may do so by contacting John Harmon, Senior Vice President and Secretary, One Convenience Boulevard, P.O. Box 3001, Ankeny, IA 50021. Mr. Harmon can be reached by telephone at 515/965-6105 and by email at john.harmon@caseys.com.

Any shareholder wishing to communicate with one or more Board members should address a written communication to Mr. Harmon at the address noted above. Mr. Harmon will forward such communication on to all of the members of the Board, to the extent such communications are deemed appropriate for consideration by the Board.

SUBMISSION OF SHAREHOLDER PROPOSALS

Any proposal which a shareholder intends to present at the annual meeting of shareholders in 2006 must be received by the Company by April 7, 2006 in order to be eligible for inclusion in the Company’s proxy statement and proxy card relating to such meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable SEC regulations governing the solicitation of proxies.

Under the Bylaws, a shareholder may bring other business before an annual meeting of shareholders only by delivering written notice to the Secretary of the Company at least 90 days prior to the one-year anniversary date of the date of the preceding annual meeting of shareholders. The notice must set forth certain information concerning such shareholder and all persons or entities acting in concert with the shareholder, including their names, addresses and number of shares owned of record, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, a description of all arrangements or understandings between such shareholder and any other persons in connection with the proposal of such business, a representation that such shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such business before the meeting and such other information regarding the proposal as would be required to be included in a proxy statement filed with the SEC. The Chairman of the meeting may determine that particular items of business were not properly brought before the annual meeting in accordance with the Bylaws, in which case any such business shall not be transacted.

A shareholder proponent must be a shareholder of the Company both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to the Secretary of the Company, whose address is One Convenience Blvd., Ankeny, Iowa 50021-0845. Any shareholder desiring a copy of the Bylaws will be furnished a copy without charge upon written request of the Secretary. The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate and apart from, and in addition to, the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement for an annual meeting.

OTHER MATTERS

So far as the Board of Directors and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

By Order of the Board of Directors,

John G. Harmon

Senior Vice President and Secretary

August 5, 2005

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.

A-1

PROXY

CASEY’S GENERAL STORES, INC. ONE CONVENIENCE BOULEVARD ANKENY, IOWA 50021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald M. Lamb and John G. Harmon as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Casey’s General Stores, Inc. held of record by the undersigned on July 22, 2005 at the Annual Meeting of shareholders to be held on September 16, 2005, or any adjournment thereof.

1. PROPOSAL 1—ELECTION OF DIRECTORS

☐	FOR ALL NOMINEES LISTED BELOW

(except as marked to the contrary below).

☐	WITHHOLD AUTHORITY to vote for all nominees below.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

Donald F. Lamberti	Ronald M. Lamb

John G. Harmon	John R. Fitzgibbon

Kenneth H. Haynie	Patricia Clare Sullivan

Jack P. Taylor	William C. Kimball

Johnny Danos

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(To be signed on the other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

DATED:	, 2005

Signature

Signature if held jointly

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION CARD

CASEY’S GENERAL STORES, INC. ONE CONVENIENCE BOULEVARD ANKENY, IOWA 50021

INSTRUCTIONS TO:	Delaware Charter Guarantee & Trust Company, as Trustee of the Casey’s General Stores 401(k) Plan (the “KSOP”).

I hereby direct that the voting rights pertaining to all shares of Common Stock of Casey’s General Stores, Inc. held by the Trustee and allocated to my account in the KSOP shall be exercised at the Annual Meeting of the shareholders of Casey’s General Stores, Inc. to be held on September 16, 2005, or at any adjournment of such meeting, in accordance with the instructions below, in voting upon the election of Directors, and on any other business that may properly come before the meeting.

1. PROPOSAL 1—ELECTION OF DIRECTORS

☐	FOR ALL NOMINEES LISTED BELOW

(except as marked to the contrary below).

☐	WITHHOLD AUTHORITY to vote for all nominees below.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

Ronald M. Lamb	Ronald M. Lamb

John R. Fitzgibbon	John R. Fitzgibbon

Patricia Clare Sullivan	Patricia Clare Sullivan

William C. Kimball	William C. Kimball

Johnny Danos

2. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

(To be signed on the other side)

CASEY’S GENERAL STORES 401(K) PLAN

You are entitled to direct the voting of the total number of shares of Common Stock of Casey’s General Stores, Inc. allocated to your account in the KSOP through July 22, 2005, the record date for voting at the September 16, 2005 Annual Meeting of shareholders, if your completed and signed Instruction Card is received by the Trustee no later than September 14, 2005. If your voting instructions are not timely received by the Trustee, the shares allocated to your account and the other shares held by the Trustee for which no instructions were timely received will be voted by the Trustee in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions.

DATED:	, 2005

Participant’s Signature
(Please sign exactly as your name appears)

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.